Exhibit 99.1

Pep Boys Reports Q3 Results
—Operating Profit Improves by $11.7 Million—

PHILADELPHIA — November 14, 2006 - The Pep Boys - Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket retail and service chain, announced the following results for the thirteen weeks (third quarter) and thirty-nine weeks ended October 28, 2006.

Operating Results

Third Quarter
Sales
Sales for the thirteen weeks ended October 28, 2006 were $550,849,000, 0.9% more than the $545,904,000 recorded last year.  Comparable Sales increased 0.8%, including a 0.2% comparable merchandise sales increase and a 3.9% comparable service revenue increase.  In accordance with GAAP, merchandise sales includes merchandise sold through both our retail and service center lines of business and service revenue is limited to labor sales.  Recategorizing Sales into the respective lines of business from which they are generated, comparable Retail Sales (DIY and Commercial) decreased 1.8% and comparable Service Center Revenue (labor plus installed merchandise and tires) increased 4.8%.

Earnings
Net Loss from Continuing Operations Before Cumulative Effect of Change in Accounting Principle improved from a Net Loss of $11,376,000 ($.21 per share - basic and diluted) to a Net Loss of $7,721,000 ($.14 per share - basic and diluted).

Nine Months
Sales
Sales for the nine months ended October 28, 2006 were $1,686,015,000 versus $1,687,548,000 recorded last year.  Comparable Sales increased 0.1% including a 0.1% comparable merchandise sales decrease and a 1.0% comparable service revenue increase.   Recategorizing Sales (see above), comparable Retail Sales decreased 1.7% and comparable Service Center Revenue increased 2.9%.

Earnings
Net Loss from Continuing Operations Before Cumulative Effect of Change in Accounting Principle improved from a Net Loss of $12,930,000 ($.23 per share - basic and diluted) to a Net Loss of $7,118,000 ($.13 per share - basic and diluted).

Commentary
William Leonard, Interim CEO said, “While the external operating environment continued to be difficult this quarter, we have started to make progress in improving our operating results.

Notably, we posted positive comparable store sales in our service center operations, and made continued progress on our retail margins.  Also, we have been making continuing efforts to reduce our cost structure, to help improve overall results.  We expect to build momentum on these initiatives into the final quarter of the year and through next year.

Rebuilding the operating performance of our service center operations remains my highest priority.  I am confident that building on a foundation of the right people, executing every day, and delighting our service customers will allow this franchise to thrive again.”

Harry Yanowitz, Chief Financial Officer, said, “We have reinforced our balance sheet through a restrained capital spend, careful working capital management, and completed an important refinancing.  These efforts have generated significant cash flow improvements and given the organization the ability to focus solely on improving current operating results by moving our next significant funded debt maturity to 2013.  During the quarter, we amended our Term Loan Facility to increase its size from $200 to $320 million, to extend its maturity from January 2011 to October 2013 and to reduce its interest rate from LIBOR plus 3.00% to LIBOR plus 2.75% (with the ability to further reduce the interest rate to LIBOR plus 2.50%, upon achieving a specified leverage ratio).  Proceeds were used to satisfy and discharge $119 million in outstanding convertible notes that mature June 1, 2007.  Due to this refinancing, we recorded additional interest expense of $4.2 million to reflect pre-paid interest, fees and expenses, and the fair value of the remaining conversion option in the defeased convertible notes.

Margins, as presented in our Line of Business format, improved slightly, despite negative comps in retail, higher tire prices and higher depreciation and occupancy costs.  SG&A expenses were essentially flat, as we anniversaried the reductions we made during the third quarter last year.

In the third quarter this year versus last year, Operating Profit improved by $11.7 million to $3.2 million, and EBITDA improved by $12.3 million to $25.1 million.  Year-to-date Net Cash Provided by Operating Activities has improved by $83.5 million, and Capital Expenditures are $40.1 million less than last year.

We had no significant Gain or Loss on Sale of real estate properties in the third quarter of 2006 or 2005.  In the third quarter last year, we recorded an increase to our road hazard tire warranty estimate which reduced sales, margins and pre-tax operating income by approximately $1.9 million.”

Accounting Matters

Co-op Advertising
During fiscal 2005, a portion of our vendor support funds were provided in support of specific advertising costs, or “co-op,” which, in accordance with EITF No. 02-16, we accounted for as a reduction of SG&A.  We have completed the restructuring of substantially all of our vendor agreements to provide flexibility in how we use vendor support funds, to eliminate the administrative burden of tracking the application of such funds and to ensure that we are receiving the best possible pricing.  In the third quarter of fiscal 2006, all of the allowances received from vendors were accounted for as a reduction of inventories and recognized as a reduction to cost of sales as the related inventories are sold in accordance with EITF No. 02-16.  Assuming that all of our vendor agreements had been so restructured as of July 30, 2005, both our SG&A and Gross Profit for the third quarter of fiscal 2005 would have increased by approximately $7.5 million, without materially impacting inventory valuation or Net Loss from Continuing Operations Before Cumulative Effect of Change in Accounting Principle.

Pep Boys Financial Highlights

Thirteen Weeks Ended:	October 28, 2006	October 29, 2005

Total Revenues	$550,849,000	$545,904,000

Net Loss From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	$(7,721,000)	$(11,376,000)

Average Shares — Basic and Diluted	54,313,000	54,774,000

Basic and Diluted Loss Per Share from Continuing Operations Before Cumulative Effect of Change in Accounting Principle	$(0.14)	$(0.21)

Thirty-nine Weeks Ended:	October 28, 2006	October 29, 2005

Total Revenues	$1,686,015,000	$1,687,548,000

Net Loss From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	$(7,118,000)	$(12,930,000)

Average Shares — Basic and Diluted	54,264,000	55,288,000

Basic and Diluted Loss Per Share from Continuing Operations Before Cumulative Effect of Change in Accounting Principle	$(0.13)	$(0.23)

EBITDA Reconciliation

EBITDA is defined as Net Loss plus Interest Expense, minus Income Tax Benefit, plus Depreciation and Amortization.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and may not be compared to similarly captioned information reported by other companies.  In addition, it does not replace net income or cash flow from operations as an indicator of financial performance or liquidity.  We believe EBITDA provides a useful indicator of levels of our financial performance and is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.  A reconciliation of EBITDA for the thirteen and thirty-nine weeks ended October 28, 2006 and October 29, 2005, respectively, to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

Thirteen Weeks Ended:	October 28, 2006	October 29, 2005

Net Loss	$(7,922,000)	$(11,195,000)

Interest Expense	15,581,000	9,205,000

Income Tax Benefit	(3,642,000)	(5,856,000)

Depreciation and amortization	21,127,000	20,628,000

EBITDA	$25,144,000	$12,782,000

Thirty-nine Weeks Ended:	October 28, 2006	October 29, 2005

Net Loss	$(7,273,000)	$(12,927,000)

Interest Expense	37,886,000	27,354,000

Income Tax Benefit	(3,042,000)	(7,212,000)

Depreciation and amortization	62,546,000	59,283,000

EBITDA	$90,117,000	$66,498,000

Pep Boys has 593 stores and more than 6,000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800 -PEP-BOYS or by visiting pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters.  The call for the third quarter will be broadcast live on Wednesday, November 15th at 8:30 a.m. EST over the Internet at Broadcast Networks’ Vcall website, located at http://www.vcall.com.  To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.  Supplemental financial information will be available the morning of November 15 on Pep Boys’ website at www.pepboys.com.

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Contact:
Pep Boys, Philadelphia
Investor Contact: Harry Yanowitz, 215-430-9720
Media Contact:  Alex Spooner, (215) 430-9588
Internet: http://www.pepboys.com